Exhibit 77Q1(d)


LORD ABBETT SECURITIES TRUST

AMENDMENT TO DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a
Delaware statutory trust (the "Trust") organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the "Declaration"), do hereby establish, pursuant to Section 5.3 of the Declaration, a new class of shares for eight of the Trust's series, including: Lord Abbett Alpha
Strategy Fund, Lord Abbett Fundamental Equity
Fund, Lord Abbett Global Core Equity Fund, Lord
Abbett Growth Leaders Fund, Lord Abbett
International Core Equity Fund, Lord Abbett
International Dividend Income Fund, Lord Abbett
International Opportunities Fund, and Lord Abbett
Value Opportunities Fund; such new class to be designated Class T of each series. Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an
amendment to the Declaration and shall be effective
November 11, 2016.

IN WITNESS WHEREOF, the undersigned
have executed this instrument this 3rd day of November, 2016.

/s/ Daria L. Foster
Daria L. Foster

/s/ Franklin W. Hobbs
Franklin W. Hobbs

/s/ E. Thayer Bigelow
E. Thayer Bigelow

/s/ James M. McTaggart
James M. McTaggart

/s/ Robert B. Calhoun,
Jr.
Robert B. Calhoun, Jr.

/s/ James L.L. Tullis
James L.L. Tullis

/s/ Eric C. Fast
Eric C. Fast

/s/ Mark A. Schmid
Mark A. Schmid

/s/ Evelyn E. Guernsey
Evelyn E. Guernsey

/s/ Douglas B. Sieg
Douglas B. Sieg

/s/ Julie A. Hill
Julie A. Hill




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